CannaSys, Inc. Provides Update to Shareholders:

Citizen Toke Product Expansion Remains on Track

Innovative Direct-to-Consumer Marketing Platform Bypasses Social Media to Grow Customer

Base for Cannabis Retailers and Brands

Denver, Colorado (PRWEB) October 03, 2017

CannaSys, Inc. (OTC PINK: MJTK) (“CannaSys”), a marketing, branding, and technology company, provides an update to its shareholders related to its strategy, operations, and outlook.

Earlier this year, in collaboration with Beta Killers, LLC, CannaSys launched Citizen Toke, its innovative text-message marketing platform, in beta format with 10 cannabis retailers in Colorado, including LivWell, one of the largest and best known dispensary chains, with eight stores and over 20,000 customers in its database.

Since then, Citizen Toke has offered over 1,600 deals with remarkable results. The average response rate is 40%, and recent conversion rates are 4%, outperforming most forms of online marketing tools.

Mr. Burke noted: “Citizen Toke has devised the ultimate solution for retailers and branded-product companies that desire to expand their customer base in a highly competitive environment, but are limited in the online tools available to them to conduct and analyze meaningful outreach. In the upcoming fourth quarter, we are slated to launch our alpha version of Citizen Toke with a substantial customer base and remain on track with our market development plan.”

Director Ben Tyson, who is also the CEO of Beta Killers, noted: “Very few resources exist for cannabis companies to aggregate and analyze customer data and create meaningful strategies to attract new customers. I am delighted to join CannaSys’s board to further its mission to provide unique, data-driven marketing to cannabis retailers and product companies badly in need of direct consumer interaction.”

CannaSys has published a White Paper that details the inner-workings of Citizen Toke, including its innovative value proposition, functionality, and revenue model. Digital versions of the White Paper may be found here: http://citizentoke.com/investors/CitizenToke_WhitePaper.pdf.

On September 22, 2017, CannaSys filed a preliminary information statement on Schedule 14C with the U.S. Securities and Exchange Commission, with the intent to increase its total authorized and available common stock to 12,000,000,000 shares. “Our proposed share increase will facilitate accretive acquisitions, although we do not have any immediate targets, and provide capital for future funding of our operations,” added Mr. Burke. “We think that the increase in authorized common stock will be sufficient to fund our operations for years and we anticipate Citizen Toke generating revenue next quarter.”

CannaSys and its board and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com and

www.citizentoke.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.

Contact Information

PATRICK BURKE

CannaSys Inc.

http://www.cannasys.com

+1 (720) 724-7515